As filed with the Securities and Exchange Commission on July 11, 2012

Registration No. ____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EUROSITE POWER INC.

(Exact name of registrant as specified in its charter)

Delaware	4931	27-5250881
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

EuroSite Power Inc.

45 First Avenue

Waltham, MA 02451

(781) 622-1120

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Copies to:
Anthony S. Loumidis	Edwin L. Miller Jr.
Chief Financial Officer	Sullivan & Worcester LLP
EuroSite Power Inc.	One Post Office Square
45 First Avenue	Boston, MA 02109
Waltham, MA 02451	Tel: (617) 338-2800/Fax: (617) 338-2880
(781) 622-1120/Fax: (781) 622-1027
(Name, address, including zip code,
and telephone number, including area code, of agent for
service)

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☐	Smaller reporting company: ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price [1,2]	Amount of Registration Fee
Units consisting of 1 share of Common Stock and a warrant to purchase 1 share of Common Stock	15,000,000	$1.00	$15,000,000	$1,719
Common Stock included in Units[3]	15,000,000	-	-	-
Warrants to purchase Common Stock included in Units[3]	15,000,000	-	-	-
Common Stock underlying warrants, $1.00 per share exercise price	15,000,000	$1.00	$15,000,000	$1,719
Total			$30,000,000	$3,438

1 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

2 Pursuant to Rule 416, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

3 No registration fee required pursuant to Rule 457 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 11, 2012

PROSPECTUS

15,000,000 Shares of Common Stock

Warrants to Purchase 15,000,000 Shares of Common Stock

We are offering up to 15,000,000 shares of our common stock and warrants to purchase up to 15,000,000 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of these warrants). The common stock and the warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.00 per share. Each unit will be sold at a price of $1.00 per unit. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately. We refer to the shares of common stock issued or issuable hereunder upon exercise of the warrants, and the warrants to purchase common stock issued hereunder, collectively, as the securities.

There is currently no public market for our common stock.

The units are being offered on a best efforts basis. We have retained Merriman Capital, Inc. as our placement agent in connection with this offering.

	Per Unit	Total
Public offering price	$1.000	$15,000,000
Placement agent’s fee(1)	$0.065	$975,000
Proceeds to us before expenses	$0.935	$14,025,000

(1)	In addition, we have agreed to reimburse the expenses of the placement agent and to issue a warrant to purchase shares of our common stock. See “Plan of Distribution.”

We expect the total offering expenses payable by us, excluding the placement agent’s fee and the registration fee, to be approximately $75,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual total public offering amount, placement agent’s fee and net proceeds to us in this offering may be less than the amounts set forth above. The placement agent is not required to place any specific number or dollar amount of units offered in this offering, but will use its best efforts to place the units. You should rely only on the information provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

The placement agent is not purchasing or selling any units pursuant to this offering, nor are we requiring any minimum purchase or sale of any specific number of units. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We expect that delivery of the units being offered pursuant to this prospectus will be made to purchasers on or about [●], 2012.

We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 7 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Merriman Capital, Inc.

TABLE OF CONTENTS

About This Prospectus	3

Where You Can Find More information	3

Documents Incorporated by Reference	3

Prospectus Summary	4

The Offering	6

Risk Factors	7

Summary Consolidated Financial Data	9

Special Note Regarding Forward Looking Statements	10

Use of Proceeds	10

Determination of Offering Price	10

Dilution	11

Plan of Distribution	12

Description of the Securities we are Offering	13

Experts	14

Legal Matters	14

2

ABOUT THIS PROSPECTUS

In this prospectus, the “Company,” “we,” “us,” and “our” and similar terms refer to EuroSite Inc. References to our “common stock” refer to the common stock of EuroSite, Inc.

You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.” If there is any inconsistency between the information contained or incorporated by reference in this prospectus, you should rely on the information in this prospectus. You should assume that the information appearing in this prospectus is accurate as of the dates on the cover page, regardless of time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operation and prospects may have changed since that date.

We have not authorized any other person to provide you with different information. No offers are being made hereby in any jurisdiction where the offer or sale is not permitted.

Unless otherwise indicated, information contained in this prospectus concerning our industry, including our market opportunity, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly-available information released by independent industry analysts and third party sources, as well as data from our internal research, and is based on assumptions made by us using data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors.”

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers such as us. (http://www.sec.gov). You can also inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

Our web site is located at http://www.eurositepower.co.uk. The information contained on our web site is not part of this prospectus.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 23, 2012;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 15, 2012; and
•	The description of our common stock set forth under Item 11 in our Form 10/A, Registration No. 000-54484, filed with the SEC on November 18, 2011.

You may request a copy of these filings, at no cost, by emailing, writing or calling our chief financial officer, Anthony Loumidis, at the following:

EuroSite Power Inc.

45 First Avenue

Waltham, MA 02451

Attention: Anthony Loumidis

Chief Financial Officer

Tel: 781.622.1117

Email: aloumidis@americandg.com

Copies of the documents incorporated by reference may also be found on our website at www.eurositepower.co.uk.

3

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information that you should consider before investing in our securities. Before making an investment decisions, you should carefully read the entire prospectus, including the “Risk Factors” section, starting on page 7 of this prospectus, as well as the financial statements and the other information incorporated by reference herein.

Overview

We distribute, own and operate clean, on-site energy systems that produce electricity, hot water, heat and cooling in the United Kingdom and Europe. Our business model is to own the equipment that we install at customers’ facilities and to sell the energy produced by these systems to the customers on a long-term contractual basis at prices guaranteed to the customer to be below conventional utility rates. Because our systems may operate at up to 90% efficiency, according to the Environmental and Energy Study Institute, Energy Generation and Distribution Efficiency, (versus less than 33% for the existing power grid), we expect to be able to sell the energy produced by these systems to our customers at prices below their existing cost of electricity (or air conditioning), heat and hot water.

We offer natural gas powered cogeneration systems that are highly reliable and energy efficient. Our cogeneration systems produce electricity from an internal combustion engine driving a generator, while the heat from the engine and exhaust is recovered and typically used to produce heat and hot water for use at the site. We also distribute and operate water chiller systems for building cooling applications that operate in a similar manner, except that the engine’s power drives a large air-conditioning compressor while recovering heat for hot water. Cogeneration systems reduce the amount of electricity that the customer must purchase from the local utility and produce valuable heat and hot water for the site to use as required.  By simultaneously providing electricity, hot water and heat, cogeneration systems also have a significant positive impact on the environment by reducing the carbon or CO2 produced by offsetting the traditional energy supplied by the electric grid and conventional hot water boilers.

Distributed generation of electricity, or DG, often referred to as cogeneration systems, or combined heat and power systems, or CHP, is an attractive option for reducing energy costs and increasing the reliability of available energy. DG has been successfully implemented by others in large industrial installations over 10 Megawatts, or MW, where the market has been growing for a number of years, and is increasingly being accepted in smaller size units because of technology improvements, increased energy costs and better DG economics. We believe that our target market (users of up to 1 MW) has been barely penetrated and that the reduced reliability of the utility grid, increasing cost pressures experienced by energy users, advances in new, low-cost technologies and DG-favorable legislation and regulation at the state and federal level will drive our near-term growth and penetration into our target market.

We believe that our primary near-term opportunity for DG energy and equipment sales is where commercial electricity rates exceed $0.12 per kWh. Attractive DG economics in the United Kingdom and Europe are currently attainable in applications that include hospitals, nursing homes, multi-tenant residential housing, hotels, schools and colleges, recreational facilities, food processing plants, dairies and other light industrial facilities.

Early in 2010, American DG Energy performed a feasibility study of the European market to determine the viability of expanding its On-Site Utility business into Europe. This study and business plan report reached the conclusions that: (a) there is untapped customer demand to provide small-scale CHP packages in the commercial sector through a fully financed, output-based electricity and hot water contract, (b) there is a lack of competition in this space in the target customer segments (hotel, healthcare and multi-tenant residential) and (c) the underlying economic fundamentals are attainable, with a combination of sufficient spark spreads and government fiscal support.

The study analyzed the entire European market; however, it focused on the United Kingdom, Spain and Belgium as the primary markets to start operations. The study estimated that there are over 13,700 sites in those three countries providing a $900 million annual electricity market plus a $600 million heat and hot water energy market, for a combined market potential of $1.5 billion. The data used to calculate the Company’s market potential is derived by Company estimates.

We purchase energy equipment from various suppliers. The primary type of equipment used is a natural gas-powered, reciprocating engine provided by Tecogen Inc., or Tecogen, an affiliate of the Company. Tecogen is a leading manufacturer of natural gas, engine-driven commercial and industrial cooling and cogeneration systems suitable for a variety of applications, including hospitals, nursing homes and schools. The internal combustion reciprocating engine is provided to Tecogen by General Motors Corporation.

4

Corporate Information

We were organized as a Delaware corporation in July 2010. Our principal executive offices are located at 45 First Avenue, Waltham, Massachusetts 02451, and our telephone number is (781) 522-6000. Our website address is www.eurositepower.co.uk. The information on our website does not constitute a part of this prospectus.

5

THE OFFERING

Common stock offered by us	15,000,000 shares

Common stock to be outstanding
after this offering	69,362,100 shares

Warrants offered by us	Warrants to purchase 15,000,000 shares of common stock. The warrants will be exercisable during the period commencing on the date of the closing of this offering and ending one year from the date such warrants become exercisable at an exercise price of $1.00 per share. This prospectus also relates to the offering of the shares of common stock exercisable upon the exercise of the warrants.

Use of proceeds	We intend to use the net proceeds of this offering for working capital purposes in connection with the development and installation of new energy systems such as cogeneration systems and chillers. The net proceeds will also be used for general corporate purposes, which may include, among other things, potential acquisitions of companies, products and technologies that complement our business, although we have no present commitments or agreements with respect to any such transactions.

Risk factors	See “Risk Factors” beginning on page 7 for a discussion of factors you should consider carefully when making an investment decision.

Unless we indicate otherwise, common stock outstanding after this offering is based on 54,362,100 shares of our common stock outstanding as of July 9, 2012, assumes the sale of the maximum number of shares of common stock and warrants offered hereby, does not include the 15,000,000 shares issuable upon the exercise of the warrants offered hereby, and excludes, up to [●] shares issuable upon the exercise of a warrant to be issued to the placement agent as further described in “Plan of Distribution” and excludes as of July 9, 2012, the following:

•	3,590,000 shares of common stock issuable upon the exercise of stock options outstanding prior to this offering under our stock incentive plans, at a weighted average exercise price of $0.90 per share;

•	910,000 shares of common stock available for future grants under our stock incentive plans; and

•	400,000 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering, at a weighted average exercise price of $0.90 per share.

6

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risks described below as well as those risk factors incorporated by reference herein before making an investment decision. The risks below relate to this offering. In addition, our Company is subject to a variety of risks that may be found in the documents incorporated by reference herein, including those risk factors described in our Annual Report on Form 10-K for our most recent fiscal year (together with any material changes thereto contained in subsequent filed reports and other filings with the SEC). The risks and uncertainties described below and in the documents incorporated by reference are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks, or those incorporated by reference actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in the units. The risks discussed below and those incorporated by reference also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

There is no public market for the common stock or warrants to purchase common stock in this offering.

There is no public trading market for our securities. We intend to arrange for the quotation of our common stock on the OTC Bulletin Board or the listing of our common stock on a national or international securities exchange. There is no assurance that we will be able to do so. Without an active market, the liquidity of these securities will be limited.

Even if our common stock becomes publicly traded, an active and liquid trading market may not develop and our share price may be volatile.

Because we are a small business issuer, stock market volatility over the last several years and for other reasons, an active and liquid trading market for our common stock may never develop. Even if one does develop the market price of our common stock is likely to vary significantly as a result of a number of factors, including the following:

•	the price of electricity and natural gas;
•	the failure of securities analysts to cover our common stock if a trading market develops or changes in financial estimates by analysts;
•	failure to meet the expected financial results;
•	dilutive issuances of securities;
•	a substantial portion of our total issued and outstanding shares may be sold into the market at any time;
•	investor perception of our Company and of the industry in which we compete; and
•	general economic, political and market conditions.

The warrants may not have any value.

In the event that our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to our common stock. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The concentration of our share capital ownership among our largest shareholders, and their affiliates, will limit your ability to influence corporate matters.

After our offering, we anticipate that our two largest shareholders will collectively own approximately 73% of our issued and outstanding common shares. Consequently, these shareholders have significant influence over all matters that require approval by our shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial.

We will have broad discretion over the use of the proceeds of this offering and may not realize a return.

We will have considerable discretion in the application of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return, if any, for our stockholders.

7

If you purchase our common stock in this offering, you will suffer immediate and substantial dilution of your investment.

The public offering price in this offering is substantially higher than our net tangible book value per common share. Therefore, if you purchase our common shares in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per common share and the net tangible book value per common share after this offering. See "Dilution."

We do not intend to pay dividends on our common shares and, consequently, your only opportunity to achieve a return on your investment is if the price of our shares appreciates.

We do not plan to declare dividends on shares of our common stock in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in us will be if the value of our common stock appreciates, which may not occur.

The recently enacted JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are and we will remain an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, until the earliest to occur of (i) the last day of the fiscal year during which our total annual gross revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (iv) the date on which we are deemed a large accelerated filer under the Securities Exchange Act of 1934, as amended.

For so long as we remain an emerging growth company as we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder non-binding advisory votes;

•	submit for shareholder approval golden parachute payments not previously approved; and

•	disclose certain executive compensation related items such as the correlation between executive compensation and financial performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation, when such disclosure requirements are adopted.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We cannot predict if investors will find our common stock less attractive because we may rely on some of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

8

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statements of operations data for each of the years ended December 31, 2011 and 2010 have been derived from our audited consolidated financial statements and notes that are incorporated by reference into this prospectus. The summary consolidated balance sheet data as of March 31, 2012 and the summary consolidated statements of operations data for each of the three months ended March 31, 2012 and 2011 have been derived from our unaudited condensed consolidated financial statements that are incorporated by reference into this prospectus. You should read this information together with the consolidated financial statements and related notes and other information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus. The Company’s operating results for the three month period ended March 31, 2012, may not be indicative of the results expected for any succeeding interim periods or for the entire year ending December 31, 2012.

			Three Months Ended
	December 31,		March 31,
Consolidated Statement of Operations Data:	2011	2010	2012	2011
			(unaudited)	(unaudited)

Revenues	$-	$-	$-	$-
Cost of sales	-	-	-	-
Gross profit	-	-	-	-

Operating expenses
General and administrative	854,502	39,805	316,245	138,035
Selling	527,253	-	75,467	-
	1,381,755	39,805	391,712	138,035

Loss from operations	(1,381,755)	(39,805)	(391,712)	(138,035)

Other income (expense)
Interest and other income	333	-	4,968	-
Interest expense	-	-	-	-
	333	-	4,968	-

Loss before income taxes	(1,381,422)	(39,805)	(386,744)	(138,035)
Provision for state income taxes	-	-	-	-
Net loss	(1,381,422)	(39,805)	(386,744)	(138,035)

Net loss per share - basic and diluted	$(0.03)	$(0.00)	$(0.01)	$(0.00)

Weighted average shares outstanding -
basic and diluted	54,078,401	52,046,867	54,362,100	53,257,656

			Three Months Ended
	December 31,		March 31,
Consolidated Balance Sheet Data:	2011	2010	2012	2011
			(unaudited)	(unaudited)

Cash and cash equivalents	$2,338,783	$2,234,551	$1,729,772	$2,980,550
Working capital	2,468,312	2,231,214	2,212,984	3,133,474
Total assets	2,578,253	2,362,957	2,357,172	3,153,081
Total liabilities	105,365	131,743	141,058	19,607
Shareholders' equity	$2,472,888	$2,231,214	$2,216,114	$3,133,474

9

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws and such forward looking statements involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements in this prospectus include, among other things, statements about:

•	our future financial performance, including our revenue, cost of revenue, operating expenses and ability to achieve and maintain profitability;
•	our ability to market, commercialize and achieve market acceptance for our combined heat and power systems or any other product candidates or products that we may develop;
•	our ability to innovate and keep pace with changes in technology;
•	the success of our marketing and business development efforts;
•	our ability to maintain, protect and enhance our intellectual property;
•	the effects of increased competition in our market;
•	our ability to effectively manage our growth and successfully enter new markets; and
•	the attraction and retention of qualified employees and key personnel.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus are made as of the date of this prospectus, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

USE OF PROCEEDS

We intend to use the net proceeds of this offering for working capital purposes in connection with the development and installation of new energy systems such as cogeneration systems and chillers and for general corporate purposes which may include, among other things, potential acquisitions of companies, products and technologies that complement our business, although we have no present commitments or agreements with respect to any such transactions.

DETERMINATION OF OFFERING PRICE

The offering price for the shares in this offering was determined by our management. In determining the public offering price of the shares we considered several factors including the following:

•	our status of business development;
•	our new business structure and operations;
•	prevailing market conditions, including the history and prospects for our industry;
•	our future prospects and the experience of our management; and
•	our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for our common stock if one develops in the future.

10

DILUTION

Purchasers of the units offered by this prospectus and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share of common stock.  Our net tangible book value (unaudited) as of July 9, 2012, was approximately $2,216,114, or $0.04 per share.  Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of July 9, 2012.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of our common stock immediately after this offering.  After giving effect to the sale by us of all 15,000,000 units offered in this offering at a price of $1.00 per unit (and assuming a value per share of common stock offered in each unit of $1.00 per share), and after deducting the placement agent’s fee and estimated offering expenses payable by us, our as adjusted net tangible book value as of July 9, 2012, would have been approximately $16,166,114, or $0.23 per share. This represents an immediate increase in the net tangible book value of $0.19 per share to our existing shareholders and an immediate dilution in net tangible book value of $0.77 per share to investors in this offering.  The following table illustrates this per share dilution:

Price per share to investors	$1.00
Net tangible book value per share as of July 9, 2012	$0.04
Increase in net tangible book value per share attributable to this offering	$0.19
As adjusted net tangible book value per share as of July 9, 2012, after giving effect to this offering	$0.23
Dilution in net tangible book value per share to investors	$0.77

The above table is based on 54,362,100 shares of our common stock outstanding as of July 9, 2012 and excludes, as of that date:

•	3,590,000 shares of common stock issuable upon the exercise of stock options outstanding prior to this offering under our stock option plans and stock incentive plans, at a weighted average exercise price of $0.90 per share;

•	910,000 shares of common stock available for future grants under our stock option plans and stock incentive plans; and

•	400,000 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering, at a weighted average exercise price of $0.90 per share.

In addition, the above table excludes:

•	up to 15,000,000 shares of common stock issuable upon the exercise of the warrants offered pursuant to this prospectus; and

•	up to [●] shares of common stock issuable upon the exercise of a warrant to be issued to the placement agent as further described in “Plan of Distribution.”

To the extent that any options or warrants are exercised, new options are issued under our stock option or stock incentive plans, or we otherwise issue additional shares of common stock in the future, there will be further dilution to new investors.

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PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated as of June 19, 2012, with Merriman Capital, Inc., as placement agent. Subject to the terms and conditions contained in the placement agency agreement, the placement agent has agreed to act as the placement agent in connection with the sale of the securities offered hereby, or the Securities. The placement agent may engage selected dealers to assist in the placement of the Securities. The placement agent is not purchasing or selling any securities by this prospectus as principal, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the Securities, but it has agreed to use its best efforts to arrange for the sale of all of the Securities in this offering. There is no required minimum number of securities that must be sold as a condition to completion of the offering.

The placement agency agreement provides that the obligations of the placement agent and the purchasers are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

We have entered into purchase agreements directly with purchasers in connection with this offering, and we will only sell to purchasers who have entered into purchase agreements. We currently anticipate that the closing of the sale of the Securities will take place on or before [●], 2012.

We have agreed to pay the placement agent an aggregate fee equal to 6.5% of the gross proceeds of this offering and expect the net proceeds from this offering to be approximately $13,950,000 after deducting up to $975,000 in placement agent commissions and $75,000 in our estimated offering expenses. In addition, the placement agent shall also be entitled to reimbursement for additional expenses in connection with the offering.

We also agreed to grant compensation warrants to the placement agent to purchase up to [●] shares of our common stock. The compensation warrants will have an exercise price equal to 100% of the public offering price per share of common stock sold in this offering. The compensation warrants will expire five years from the closing of the sale of Securities pursuant to this prospectus, and will otherwise comply with Financial Institutions Regulatory Authority, or FINRA, Rule 5110(g)(1) in that neither the compensation warrants (which shall not be earlier than the closing date of the offering pursuant to which the compensation warrants are being issued) nor any warrant shares issued upon exercise of the compensation warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the compensation warrants are being issued, except to any FINRA member firm participating in the offering and their bona fide officers or partners.

Assuming that all of the Securities offered hereby are sold, the placement agents’ fee will be approximately $975,000, excluding any warrants that may be issued. Because there is no minimum offering amount required as a condition to closing in this offering, however, the actual total offering fees, if any, are not presently determinable and may be substantially less than such amount.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities, arising out of or in connection with our acts, errors and omissions under the placement agency agreement and for the performance of the placement agent of its duties under the placement agency agreement except in the case of its bad faith, willful misconduct or gross negligence, and to contribute to payments that the placement agent may be required to make in respect of those liabilities.

Our common stock is not currently publicly traded.

With respect to sales in the United States, this offering must be registered, or be exempt from registration, in any state in which the Securities are to be offered or sold. We may apply to register the Securities, or may seek to obtain an exemption from registration, only in certain states. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase Securities. The definition of an “institutional investor” varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. If you are not an institutional investor, you may purchase Securities in this offering only if you reside in the jurisdictions where there is an effective registration or exemption, and, if required, meet any requisite suitability standards.

The placement agent may distribute this prospectus electronically.

The form of securities purchase agreement with the purchasers and the placement agency agreement are exhibits to the registration statement of which this prospectus forms a part that has been filed with the SEC.

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From time to time in the ordinary course of its business, the placement agent or its affiliates may in the future engage in investment banking, commercial banking and/or other services with us and our affiliates for which it may in the future receive customary fees and expenses.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

The common stock and warrants offered hereby will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock. The units will be immediately separable. Each warrant will have an exercise price of $1.00 per share and will be exercisable immediately. The shares of common stock issuable from time to time upon exercise of the warrants, if any, are also being offered pursuant to this prospectus.

Common Stock

A description of our common stock is incorporated by reference herein from our Form 10/A filed with the SEC on November 18, 2011.

Warrants

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of the warrant, which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercisability. The warrants are exercisable upon issuance and at any time up to the date that is one year from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise.

Exercise Price. The initial exercise price per share of common stock purchasable upon exercise of the warrants is $1.00 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Certain Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations, reclassifications or similar events affecting our of our common stock.

Transferability. Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Listing. The warrants are not currently listed on any trading market. The warrants will be issued in certificated form and delivered directly to the purchasers.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder's ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Transfer Agent

The transfer agent for our common stock will be Continental Stock Transfer and Trust Company.

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EXPERTS

The consolidated financial statements as of and for the periods ended December 31, 2011 and 2010, appearing in this registration statement and Prospectus have been audited by McGladrey LLP (formerly McGladrey & Pullen, LLP), an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, any interest, directly or indirectly, in our Company or any of our parents or subsidiaries. Nor was any such person connected with us or any of our parents or subsidiaries, if any, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The validity of our Common Stock offered under this prospectus will be passed upon by Sullivan & Worcester LLP, Boston, Massachusetts.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth our expenses in connection with this registration statement. All of such amounts are estimates, other than the fee payable to the SEC.

Amount
Securities and Exchange Commission registration fee	$3,438
Legal fees and expenses	25,000
Accounting fees and expenses	10,000
Printing, miscellaneous and travel	40,000
Total	$78,438

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law and the Company's charter and by-laws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company's corporate charter and by-laws filed as Exhibits 3.1 and 3.2 hereto, respectively.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we may maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding Common Stock issued, warrants issued and stock options granted by the Company within the past three years. Also included is the consideration, if any, we received and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Common Stock

On July 9, 2010 American DG Energy invested $45,000 in exchange for 45 million shares of the Company’s Common Stock and such investment resulted in American DG Energy receiving a controlling interest in the Company. Also on July 9, 2010 Nettlestone Enterprises Limited, invested $5,000 in exchange for 5 million shares of the Company’s Common Stock. During the period from July 9, 2010 to December 31, 2010, the Company raised an additional $2,261,000 in a private placement by selling 2,261,000 shares of Common Stock to 25 accredited investors at a price of $1.00 per share. The investors were accredited investors, and such transactions were exempt from registration under the Securities Act under Section 4(a)(2).

During the period from January 1, 2011 to June 30, 2011, the Company raised an additional $1,250,000 in a private placement by selling 1,250,000 shares of Common Stock to 4 accredited investors at a price of $1.00 per share. The investors were accredited investors, and such transactions were exempt from registration under the Securities Act under Section 4(a)(2).

No underwriters were involved in the foregoing sales of securities. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Warrants

On July 12, 2010 the Company granted to Nettlestone Enterprises Limited a special purchase right, or warrant. The warrant grants Nettlestone Enterprises Limited the non-assignable right but not the obligation, for a period of two years after July 12, 2010, to purchase 400,000 shares of Common Stock at a per share purchase price of $1.00. Nettlestone Enterprises Limited is an accredited investor, and such transaction was exempt from registration under the Securities Act under Section 4(a)(2).

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Stock Options

On January 15, 2011, the Company granted nonqualified options to purchase 2,100,000 shares of Common Stock to five employees and two directors at a purchase price of $1.00 per share. Those options have a vesting schedule of four years and expire in ten years. The fair value of the options issued was $790,908, with a weighted average grant date fair value of $0.38 per option.

On June 13, 2011, the Company granted nonqualified options to purchase 300,000 shares of Common Stock to three directors at a purchase price of $1.00 per share. Those options have a vesting schedule of four years and expire in ten years. The fair value of the options was $109,304, with a weighted average grant date fair value of $0.36 per option.

On November 3, 2011, the Company granted its managing director options to purchase 900,000 shares of common stock at purchase price of $1.00 per share and granted to the three members of its advisory board options to purchase 300,000 shares of common stock at purchase price of $1.00 per share. Those options have a vesting schedule of four years and expire in ten years and were made under the UK Sub-Plan to the Company’s 2011 Stock Incentive Plan. The fair value of the options was $423,400, with a weighted average grant date fair value of $0.35 per option.

The grant of all options was exempt from registration under Rule 701 under the Securities Act.

No underwriters were involved in the foregoing sales of securities. All purchasers represented to us in connection with their purchase that they were accredited investors and made other customary investment representations. All of the foregoing securities were deemed restricted securities when granted for purposes of the Securities Act.

ITEM 16.	EXHIBITS.

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

a.	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

i.

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts on July 11, 2012.

EUROSITE POWER INC.
(Registrant)

By: /s/ Barry J. Sanders
Chief Executive Officer and President
(Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

The undersigned officers and directors of the Company hereby constitute and appoint Barry J. Sanders and Anthony S. Loumidis, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form S-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

July 11, 2012

Signature	Title	Date

/s/ John N. Hatsopoulos	Chairman of the Board and Director	July 11, 2012
John N. Hatsopoulos

/s/ Barry J. Sanders	Director, President and Chief Executive Officer	July 11, 2012
Barry J. Sanders	(Principal Executive Officer)

/s/ Anthony S. Loumidis	Treasurer, Secretary and Chief Financial Officer	July 11, 2012
Anthony S. Loumidis	(Principal Financial and Accounting Officer)

/s/ Ahmed F. Ghoniem	Director	July 11, 2012
Ahmed F. Ghoniem

/s/ James C. Devas	Director	July 11, 2012
James C. Devas

/s/ Bruno Meier	Director	July 11, 2012
Bruno Meier

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EXHIBIT INDEX

Exhibit
Number	Description

3.1	Certificate of Incorporation, as amended and restated February 22, 2012 (incorporated by reference to Exhibit 3.2 to the Company’s Form 10, as amended, originally filed with the SEC on August 16, 2011).

3.2	Bylaws as amended and restated January 27, 2012 (incorporated by reference to Exhibit 3.4 to the Company’s Form 10, as amended, originally filed with the SEC on August 16, 2011).

4.1	Warrant to Nettlestone Enterprises Limited dated July 12, 2010 (incorporated by reference to Exhibit 4.1 to the Company’s Form 10, as amended, originally filed with the SEC on August 16, 2011).

4.2##	Form of Warrant (for this offering).

5.1##	Opinion of Sullivan & Worcester LLP.

10.1*	EuroSite Power Inc. 2011 Stock Incentive Plan, as amended on June 13, 2011 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10, as amended, originally filed with the SEC on August 16, 2011).

10.2*	UK Sub-Plan to the EuroSite Power Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Form 10, as amended, originally filed with the SEC on August 16, 2011).

10.3	Form of EuroSite Power Inc. Subscription Agreement for private placement of Common Stock (incorporated by reference to Exhibit 10.6 to the Company’s Form 10, as amended, originally filed with the SEC on August 16, 2011).

10.4*	Service Agreement by and between EuroSite Power Limited and Paul J. Hamblyn dated July 18, 2011 (incorporated by reference to Exhibit 10.7 to the Company’s Form 10, as amended, originally filed with the SEC on August 16, 2011).

10.5+	Facilities, Support Services and Business Agreement between American DG Energy Inc. and Tecogen Inc., dated January 1, 2006 (incorporated by reference to Exhibit 10.8 to the Company’s Form 10, as amended, originally filed with the SEC on August 16, 2011).

10.6##	Form of Securities Purchase Agreement (for this offering).

10.7#	Placement Agency Agreement, dated June 19, 2012, between the Company and Merriman Capital Inc.

14.1	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14.1 to the Company’s Form 10, as amended, originally filed with the SEC on August 16, 2011).

21.1	List of subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Form 10, as amended, originally filed with the SEC on August 16, 2011).

23.1#	Consent of McGladrey LLP.

23.2	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

#	Filed herewith.

##	To be filed by amendment.

*	Management contract or compensatory plan or arrangement.

+	Previously filed with the SEC on November 22, 2006 as Exhibit 10.5 to the American DG Energy Inc. Registration Statement on Form 10-SB/A (Registration No. 000-52294) and incorporated herein by reference. Confidential treatment has been granted for portions of this document. The confidential portions were omitted and filed separately, on a confidential basis, with the SEC.